EXHIBIT III



                         VERIFIED POWER OF ATTORNEY
                         --------------------------


          KNOW ALL MEN BY THESE PRESENTS THAT AlliedSignal Inc. ("AlliedSignal"), which beneficially owns 100 shares of common stock of AMP, Inc. ("AMP"), does hereby appoint Fried, Frank, Harris, Shriver & Jacobson, Dechert Price & Rhoads, and Morrow & Co., Inc., and any of their respective partners, officers and employees and any other persons to be designated by them, as AlliedSignal's true and lawful attorneys, for it and on its behalf, and in its name, to examine, and to make copies or extracts of, any corporate books and records, including the share register, of AMP, as existing on the date of inspection, and any other items made available to AlliedSignal by AMP, as fully as AlliedSignal could do itself.

          AlliedSignal hereby ratifies and confirms all that its said attorneys shall do, or cause to be done, by virtue of these presents. This Verified Power of Attorney is verified and also made subject to the penalties of 18 Pa. C.S.A. ss. 4904 relating to unsworn falsifications to authorities.

          IN WITNESS WHEREOF, AlliedSignal has set its hand and seal this 14th day of August, 1998.

                                    ALLIEDSIGNAL INC.



                                    By: /s/ Richard F. Wallman
                                       ------------------------------
                                          Richard F. Wallman
                                          Senior Vice President and
                                          Chief Financial Officer

WITNESS:


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Sworn to and Subscribed
before me this __day
of August, 1998.


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Notary Public
My Commission Expires: